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                                                                     EXHIBIT 5.1

               [LETTERHEAD OF BLANK ROME COMISKY & McCAULEY LLP]



                                 October 26, 1998


Coyne International Enterprises Corp.
140 Cortland Avenue
Syracuse, NY 13221


     Re: Coyne International Enterprises Corp., Blue Ridge Textile Manufacturing, Inc., Clean Towel Service, Inc.,
          Ohio Garment Rental, Inc. and Midway-CTS Buffalo, Ltd.
          Registration Statement on Form S-4
          ---------------------------------------------------------


Ladies and Gentlemen:


     We have acted as securities counsel to Coyne International Enterprises Corp., a New York corporation (the "Issuer"), Blue Ridge Textile Manufacturing, Inc., a Georgia corporation ("Blue Ridge"), Clean Towel Service, Inc., a Georgia corporation ("Clean Towel"), Ohio Garment Rental, Inc., an Ohio corporation ("Ohio Garment") and Midway-CTS Buffalo, Ltd., a New York corporation ("Midway," and together with Blue Ridge, Clean Towel, Ohio Garment and Midway, the "Guarantors," and together with the Issuer, Blue Ridge, Clean Towel, Ohio Garment and Midway, the "Registrants") in connection with the proposed registration by the Registrants of up to $75,000,000 in aggregate principal amount of the Issuer's 113 Series B Senior Subordinated Notes due 2008 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (the "Indenture"), dated as of June 26, 1998, among the Issuers, the Guarantors and IBJ Schroeder Bank & Trust Company, as Trustee, in exchange for and in replacement of the Issuer's outstanding 113 Series A Senior Subordinated Notes due 2008 (the " Initial Notes"), of which $75,000,000 in aggregate principal amount is outstanding. This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
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Coyne International Enterprises Corp.
October 26, 1998
Page 2

     In rendering this opinion, we have examined only the following documents:
(i) the Certificate of Incorporation, as amended, or the Articles of Incorporation, as amended, as the case may be, of the Registrants; (ii) the By-laws of the Registrants; (iii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, respectively; (iv) the Indenture and (v) the Registration Statement. We have not performed any independent investigation other than the document examination described. Our opinion is, therefore, qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures.



     This opinion is limited to the laws of the State of New York and no opinion is expressed as to the laws of any other jurisdiction. We have with the Company's consent relied in part upon the opinion of O'Hara, Hanlon, Knych & Pobedinsky, LLP dated June 26, 1998, a copy of which was previously provided to you, in providing the foregoing opinion.


     Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Board of Directors and the appropriate officers of the Registrants have taken all necessary action to fix and approve the terms of the Exchange Notes and the Guarantees, respectively; (iii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and (iv) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Initial Notes, the Exchange Notes and the Guarantees will be binding obligations of the Registrants.



          The opinions expressed herein are qualified in all respects by, and subject to, the following: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief; (b) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, preference, moratorium and other similar laws or equitable principles affecting creditors' rights or remedies;
(c) the effect of equitable subordination or any other doctrine which may subordinate claims under the Indenture or the Initial Notes; (d) general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; (e) the effect of applicable law and court decisions which may now or hereafter limit or render unenforceable certain rights and remedies; and (f) the application of a standard of "good faith" or "commercial reasonableness" to any decisions, actions or conduct under the Indenture. We have also assumed that the Indenture is valid and legally binding upon and enforceable against the Trustee in accordance with its terms.
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Coyne International Enterprises Corp.
October 26, 1998
Page 3

     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.



     This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus, which is part of the Registration Statement.



                              Sincerely,



                              /s/ BLANK ROME COMISKY & McCAULEY LLP